As filed with the Securities and Exchange Commission on November 18, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORIAN INC.
(Exact name of registrant as specified in its charter)

Delaware	85-3467693
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

41 University Drive, Suite 400
Newtown, PA 18940
(Address of principal executive offices, Zip Code)

Forian Inc. 2020 Equity Incentive Plan
(Full title of the plan)

Edward F. Spaniel, Jr.
Executive Vice President – General Counsel
Forian Inc.
41 University Drive, Suite 400
Newtown, PA 18940
(267) 225-6263
(Name, address and telephone number of agent for service)

Copies to:

Darrick M. Mix, Esq.
Justin A. Santarosa, Esq.
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
(215) 979-1227

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Forian Inc. (the “Registrant”) has filed this registration statement on form S-8 (this “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 2,400,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), not previously registered, pursuant to the Forian Inc. 2020 Equity Incentive Plan (the “2020 Plan”). Such shares are being registered in addition to the Common Stock previously registered for issuance on the Registrant’s Registration Statement on Form S-8 concerning the 2020 Plan filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 5, 2021 (Registration No. 333-253938) (the “Prior Registration Statement”).

The Board of Directors of the Registrant authorized the registration of an additional 2,400,000 shares of Common Stock under the 2020 Plan, subject to stockholder approval. In accordance with Instruction E to the General Instructions to Form S-8, the Registrant is registering the additional 2,400,000 shares of Common Stock which may, following approval of the 2020 Plan by the Registrant’s stockholders, which occurred on June 15, 2022, be offered and sold under the 2020 Plan pursuant to this Registration Statement, and the contents of the Prior Registration Statement are incorporated by reference herein except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the respective plans. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 31, 2022;

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 13, 2022, for the quarter ended June 30, 2022, filed with the Commission on August 12, 2022, and for the quarter ended September 30, 2022, filed with the Commission on November 14, 2022;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 8, 2022 and June 21, 2022; and

(d)
The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-40146) filed with the Commission on March 2, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 8.	Exhibits.

The following Exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1
Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to Form S-4 filed on November 24, 2020, as amended on December 31, 2020, January 19, 2021, February 1, 2021 and February 9, 2021).

4.2	Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 to Form S-4 filed on November 24, 2020, as amended on December 31, 2020, January 19, 2021, February 1, 2021 and February 9, 2021).
4.3*	Forian Inc. 2020 Equity Incentive Plan.
5.1*	Opinion of Duane Morris LLP regarding the legality of the securities being registered.
23.1*	Consent of Marcum LLP.
23.2*	Consent of Duane Morris LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Forian Inc. First Amendment to 2020 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on June 21, 2022).
107*	Calculation of Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown, State of Pennsylvania, on November 18, 2022.

FORIAN INC.

By:	/s/ Daniel Barton
Name: Daniel Barton
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Forian Inc. (the “Company”), hereby constitute and appoint Max Wygod and Daniel Barton, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel Barton	Chief Executive Officer and Director	November 18, 2022
Daniel Barton	(Principal Executive Officer)

/s/ Michael Vesey	Chief Financial Officer	November 18, 2022
Michael Vesey	(Principal Financial Officer and Principal Accounting Officer)

/s/ Max Wygod	Executive Chairman	November 18, 2022
Max Wygod

/s/ Mark J. Adler, M.D.	Director	November 18, 2022
Mark J. Adler, M.D.

/s/ Ian G. Banwell	Director	November 18, 2022
Ian G. Banwell

/s/ Adam Dublin	Director and Chief Strategy Officer	November 18, 2022
Adam Dublin

/s/ Jennifer Hajj	Director	November 18, 2022
Jennifer Hajj

/s/ Shahir Kassam-Adams	Director	November 18, 2022
Shahir Kassam-Adams

/s/ Stanley S. Trotman, Jr.	Director	November 18, 2022
Stanley S. Trotman, Jr.

/s/ Alyssa F. Varadhan	Director	November 18, 2022
Alyssa F. Varadhan

/s/ Kristiina Vuori, M.D. Ph.D.	Director	November 18, 2022
Kristiina Vuori, M.D., Ph.D.

/s/ Martin Wygod	Director	November 18, 2022
Martin Wygod